[Sandler O'Neill + Partners Letterhead]
Exhibit 1.1

February 25, 2014

Board of Directors
First Federal Savings and Loan Association of Port Angeles
105 West 8th Street
Port Angeles, Washington 98362

Attention:    Mr. Laurence J. Hueth
President & Chief Executive Officer

Ladies and Gentlemen:

We understand that the Board of Directors of First Federal Savings and Loan Association of Port Angeles (the “Bank”) has adopted a Plan of Conversion (the “Plan”) pursuant to which the Bank will be converted from mutual to stock form (the “Conversion”), and shares of the common stock (the “Common Stock”) of the proposed new holding company for the Bank (the “Holding Company,” and together with the Bank, the “Company”) will be offered and sold to the Bank’s eligible account holders in a Subscription Offering and, if not fully subscribed, to members of the Bank’s community in a direct Community Offering and to the general public in a Syndicated Offering (collectively, the “Offering”). Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) is pleased to assist the Company with the Offering. This letter is to confirm the terms and conditions of our engagement.

OFFERING SERVICES

Sandler O’Neill will act as exclusive marketing agent for the Company in the Offering. We will work with the Company and its management, counsel, accountants and other advisors on the Offering and anticipate that our services will include the following, each as may be necessary and as the Company may reasonably request:

1.    Consulting as to the financial and securities market implications of the Plan and any related corporate documents;

2.    Reviewing with the Board the financial impact of the Offering on the Company, based upon the independent appraiser’s appraisal of the Common Stock;

3.    Reviewing all offering documents, including the Prospectus, stock order forms and related offering materials (it being understood that preparation and filing of such documents will be

Board of Directors
First Federal Savings and Loan
Association of Port Angeles
February 25, 2014

the responsibility of the Company and its counsel);

4.    Assisting in the design, implementation and execution of local, regional or other marketing strategies for the Offering;

5.    Assisting management in scheduling and preparing for meetings with potential investors in connection with the Offering, including local community meetings within the Company’s operating footprint; and
6.    Providing such other general advice and assistance as may be requested to promote the successful completion of the Offering.

SUBSCRIPTION AND COMMUNITY OFFERING FEES

If the Offering is consummated, the Company agrees to pay Sandler O’Neill for its services a fee of 1.00% of the aggregate Actual Purchase Price of the shares of Common Stock sold in the Subscription Offering and direct Community Offering, excluding in each case shares purchased by or on behalf of (i) any employee benefit plan or trust of the Company established for the benefit of its directors, officers and employees, (ii) any charitable foundation established by the Company (or any shares contributed to such a charitable foundation), and (iii) any director, officer or employee of the Company, members of their immediate families, their personal trusts and business entities controlled by them. For purposes of this letter, the term “Actual Purchase Price” shall mean the price at which the shares of the Company’s common stock are sold in the Offering. All fees payable to Sandler O’Neill hereunder shall be payable in cash at the time of the closing of the Offering.

If (a) Sandler O’Neill’s engagement hereunder is terminated for any of the reasons provided for under the second paragraph of the section of this letter captioned “Definitive Agreement,” or (b) the Offering is terminated by the Company, no fee shall be payable by the Company to Sandler O’Neill hereunder; provided, however, the Company shall reimburse Sandler O’Neill for its reasonable out-of-pocket expenses (including legal fees) incurred in connection with its engagement hereunder and for any fees and expenses incurred by Sandler O’Neill on behalf of the Company pursuant to the second paragraph under the section captioned “Costs and Expenses” below, subject to the provisions of that section.

All fees and expense reimbursements payable to Sandler O’Neill hereunder shall be payable in cash at the time of the closing of the Offering, or upon the termination of Sandler O’Neill’s engagement hereunder or termination of the Offering, as the case may be.

Board of Directors
First Federal Savings and Loan
Association of Port Angeles
February 25, 2014

SYNDICATED OFFERING

In addition to the Subscription and Community Offering Fees set forth above, if any shares of Common Stock remain available after the expiration of the Subscription Offering and Community Offering, at the request of the Company and subject to the continued satisfaction of the conditions set forth in the second paragraph under the caption "Definitive Agreement" below, Sandler O’Neill will seek to form a syndicate of registered dealers to assist in the sale of such Common Stock in a Syndicated Offering on a best efforts basis, subject to the terms and conditions to be set forth in a selected dealers agreement. With respect to any shares of the Common Stock sold by Sandler O’Neill or any other FINRA member firm under any selected dealers agreements in a Syndicated Offering, the Company agrees to pay a commission not to exceed 5.25% of the aggregate Actual Purchase Price of the Shares sold in such offering. Sandler O’Neill will endeavor to distribute the Common Stock among dealers approved by the Company in a fashion that best meets the distribution objectives of the Company and the requirements of the Plan, which may result in limiting the allocation of stock to certain selected dealers. It is understood that in no event shall Sandler O’Neill be obligated to act as a selected dealer or to take or purchase any shares of the Common Stock in the Offering.

COSTS AND EXPENSES

In addition to any fees that may be payable to Sandler O’Neill hereunder and the expenses to be borne by the Company pursuant to the following paragraph, the Company agrees to reimburse Sandler O’Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Offering is consummated, including, without limitation, legal fees and expenses, travel, meals, lodging, postage, syndication and document production expenses, up to a maximum of $140,000 if no Syndicated Offering is held and a maximum of $150,000 if a Syndicated Offering is held; provided, however, that Sandler O’Neill shall document such expenses to the reasonable satisfaction of the Company. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this letter.

As is customary, the Company will bear all other expenses incurred in connection with the Offering, including, without limitation, (i) the cost of obtaining all securities and bank regulatory approvals, including any required FINRA filing fees; (ii) the cost of printing and distributing the offering materials; (iii) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the shares in the various states; (iv) listing fees; and (v) all fees and disbursements of the Company’s counsel, accountants, conversion agent and other advisors. In the event Sandler O’Neill incurs any such fees and expenses on behalf of the Company, the Company will reimburse Sandler O’Neill for such fees and expenses whether or not the Offering is consummated.

Board of Directors
First Federal Savings and Loan
Association of Port Angeles
February 25, 2014

POST-CONVERSION GENERAL ADVISORY SERVICES

If the Conversion is consummated, Sandler O'Neill agrees to act as an independent financial advisor to the Company in connection with the Company's general strategic planning ("General Advisory Services"). In connection with such General Advisory Services, we would expect to work with the Company's management, its counsel, accountants and other advisors to assess the Company's strategic alternatives and assist in developing a tactical plan to enhance the value of the Company. We anticipate that our activities would include, as appropriate, those activities outlined in Exhibit A hereto. Sandler O'Neill shall provide such services at the Company's request for a period of three years following the completion of the Conversion at no additional fee; provided, however, that the Company shall reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with providing such services. Thereafter, if both parties wish to continue the relationship, the parties will enter into a separate advisory services agreement on terms and conditions to be negotiated at such time. Notwithstanding the above, the Company is under no obligation to request such services. It is further understood and agreed that the scope of the above-outlined services does not include specific transaction-related services, which would be covered by a separate engagement letter between the Company and Sandler O’Neill outlining the services to be provided as well as the fees for those services.

DUE DILIGENCE REVIEW

Sandler O’Neill’s obligation to perform the services contemplated by this letter shall be subject to the satisfactory completion of such investigation and inquiries relating to the Company and its directors, officers, agents and employees as Sandler O’Neill and its counsel in their sole discretion may deem appropriate under the circumstances. In this regard, the Company agrees that, at its expense, it will make available to Sandler O’Neill all information that Sandler O’Neill requests, and will allow Sandler O’Neill the opportunity to discuss with the Company’s management the financial condition, business and operations of the Company. The Company acknowledges that Sandler O’Neill will rely upon the accuracy and completeness of all information received from the Company and its directors, trustees, officers, employees, agents, independent accountants and counsel.

BLUE SKY MATTERS

Sandler O’Neill and the Company agree that the Company’s counsel shall serve as counsel with respect to blue sky matters in connection with the Offering. The Company will cause such counsel to prepare a Blue Sky Memorandum related to the Offering, including Sandler O’Neill’s and any other broker-dealer’s participation therein, and shall furnish Sandler O’Neill a copy thereof

Board of Directors
First Federal Savings and Loan
Association of Port Angeles
February 25, 2014

addressed to Sandler O’Neill or upon which such counsel shall state Sandler O’Neill may rely.

CONFIDENTIALITY

Except as contemplated in connection with the performance of its services under this agreement, as authorized by the Company or as required by law, regulation or legal process, Sandler O’Neill agrees that it will treat as confidential all material, non-public information relating to the Company obtained in connection with its engagement hereunder (the “Confidential Information”); provided, however, that Sandler O’Neill may disclose such information to its agents and advisors who are assisting or advising Sandler O’Neill in performing its services hereunder who have agreed to be bound by the terms and conditions of this paragraph. As used in this paragraph, the term “Confidential Information” shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Sandler O’Neill, (b) was available to Sandler O’Neill on a non-confidential basis prior to its disclosure to Sandler O’Neill by the Company, or (c) becomes available to Sandler O’Neill on a non-confidential basis from a person other than the Company who is not otherwise known to Sandler O’Neill to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.

The Company hereby acknowledges and agrees that the financial models and presentations used by Sandler O’Neill in performing its services hereunder have been developed by and are proprietary to Sandler O’Neill and are protected under applicable copyright laws. The Company agrees that it will not reproduce or distribute all or any portion of such models or presentations without the prior written consent of Sandler O’Neill.

INDEMNIFICATION

Since Sandler O’Neill will be acting on behalf of the Bank and the Holding Company in connection with the Offering, the Bank and the Holding Company agree to indemnify and hold Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (Sandler O’Neill and each such person being an “Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the Offering or the engagement of Sandler O’Neill pursuant to, or the performance by Sandler O’Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom,

Board of Directors
First Federal Savings and Loan
Association of Port Angeles
February 25, 2014

whether or not such Indemnified Party is a party; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (i) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any final prospectus, or any amendment or supplement thereto, made in reliance on and in conformity with written information furnished to the Company by Sandler O’Neill expressly for use therein, or (ii) is primarily attributable to the gross negligence, willful misconduct or bad faith of Sandler O’Neill. If the foregoing indemnification is unavailable for any reason, the Company agrees to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Offerings bears to that of Sandler O’Neill.

The Company agrees to notify Sandler O’Neill promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any transaction contemplated by this agreement.

DEFINITIVE AGREEMENT

Sandler O’Neill and the Company agree that (a) except as set forth in clause (b), the foregoing represents the general intention of the Company and Sandler O’Neill with respect to the services to be provided by Sandler O’Neill in connection with the Offering, which will serve as a basis for Sandler O’Neill commencing activities, and (b) the only legal and binding obligations of the Company and Sandler O’Neill with respect to the Offering shall be (1) the Company’s obligation to reimburse costs and expenses pursuant to the section captioned “Costs and Expenses,” (2) those set forth under the captions “Confidentiality” and “Indemnification,” and (3) as set forth in a duly negotiated and executed definitive Agency Agreement to be entered into prior to the commencement of the Subscription and Community Offering relating to the services of Sandler O’Neill in connection with the Offering. Such Agency Agreement shall be in form and content satisfactory to Sandler O’Neill and the Company and their respective counsel and shall contain standard indemnification and contribution provisions consistent herewith.

Sandler O’Neill’s execution of such Agency Agreement shall also be subject to (i) Sandler O’Neill’s satisfaction with its investigation of the Company’s business, financial condition and results of operations, (ii) preparation of offering materials that are satisfactory to Sandler O’Neill, (iii) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of Sandler O’Neill, (iv) agreement that the price established by the independent appraiser is reasonable, and (v) market conditions at the time of the proposed offering. Sandler O’Neill may terminate this agreement if such Agency Agreement is not entered into prior to June 30, 2015.
This Agreement constitutes the entire agreement between the parties with respect to the

Board of Directors
First Federal Savings and Loan
Association of Port Angeles
February 25, 2014

subject matter hereof and supercedes in its entirety the agreement between the Company and Sandler dated March 23, 2012. This Agreement can be altered only by written consent signed by the parties and shall be construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O’Neill the duplicate copy of this letter enclosed herewith.

Very truly yours,
Sandler O’Neill & Partners, L.P.
By: Sandler O’Neill & Partners Corp.,
the sole general partner

By: /s/Catherine A. Lawton
    Catherine A. Lawton
An Officer of the Corporation
Accepted and agreed to as of
the date first above written:

FIRST FEDERAL SAVINGS AND LOAN
ASSOCIATION OF PORT ANGELES

By: /s/Laurence J. Hueth
Laurence J. Hueth
President and Chief Executive Officer

Board of Directors
First Federal Savings and Loan
Association of Port Angeles
February 25, 2014

EXHIBIT A

GENERAL ADVISORY SERVICES

1.
A review and analysis of the Company’s current business and financial condition, including its operating strategies, balance sheet composition, historical operating performance, branch structure and market share, and the Company’s competitive position relative to selected peer groups;

2.	Creation of a base case financial model to serve as a benchmark for analyzing alternative strategies;

3.	An analysis of the impact on the franchise value of altering the Company’s dividend policy, implementing a stock repurchase program, or restructuring the balance sheet;

4.	An analysis of the Company’s acquisition resources, objectives and capacity to compete for acquisition opportunities;

5.	A summary of recent merger and acquisition trends in the financial services industry, including tactics employed by others and typical terms and values involved;

6.	A review of other strategic alternatives which could provide long-term benefits and enhanced value to the Company;

7.	Periodic reviews with the Board of Directors of the Company of Sandler O’Neill’s findings; and

8.	Ongoing general advice and counsel to management and the Board of Directors of the Company with respect to strategic issues.